Exhibit 99.1

CONTACT:

Jane Pritchett Henderson Chief Financial and Business Officer 617-926-1551

Panacos Announces Results of Bevirimat Prospective Study, which Confirm Patient

Response Predictors

Completed Phase 2b Extension Study Determines Likely Phase 3 Patient Profile

Watertown, MA (June 17, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC) today announced the completion of a Phase 2b prospective study of bevirimat in treatment-experienced and treatment-naïve patients that confirms the recently discovered factors that predict response to bevirimat, its lead HIV maturation inhibitor. With 14 days of bevirimat treatment, patients with the predictors of response had a statistically significant higher mean viral load reduction than patients with polymorphisms (variants) at Gag amino acid positions 369, 370 or 371.

Treatment-experienced patients who had the predictors of response had a mean viral load reduction of -1.10 log10 copies/mL with individual responses up to -2.03 log10 copies/mL. In contrast, treatment-experienced patients whose virus had the polymorphisms (variants) at Gag amino acid positions 369, 370 or 371 had a mean viral load reduction of -0.65 log10 copies/mL. In the group of treatment-naïve patients, which was not subdivided by patients with the response predictors and those without the predictors, the mean viral load reduction overall was -1.04 log10 copies/mL. For those treatment-naïve patients with the response predictors, the mean viral load reduction was -1.16 log10 copies/mL.

All patients achieved the target blood level required for optimal response with the 300mg bevirimat dose administered. Clinically, bevirimat’s adverse event profile in the prospective study was unchanged from earlier studies, where it was indistinguishable from placebo.

“In a very short period of time, we have discovered and prospectively confirmed the patient response predictors of bevirimat,” said Dr. Alan W. Dunton, Panacos’ President and CEO. “We can target the specific patients who will respond well to bevirimat in advance of treatment with a simple and rapid genotype assay, the type of HIV resistance test most frequently ordered by HIV-treating clinicians. In the population with the response predictors, we have seen a significant response to bevirimat treatment. Bevirimat’s safety profile and predictable potent response also suggest its potential utility in earlier treatment lines. I am pleased with the significant progress our team has made since our March 2008 announcement of the retrospective observation of response predictors to bevirimat.”

The predictors of response to bevirimat are located at three codon positions on the 500-amino acid HIV-1 Gag protein. Bevirimat specifically blocks a late step in processing of Gag, leading to the production of virus particles that are structurally defective and are incapable of spreading infection around the body. Patients who have virus with the most commonly occurring amino acids at positions 369, 370 or 371 on Gag (i.e., who lack polymorphisms at

Panacos Announces Results of Bevirimat Prospective Study, which Confirm Patient

Response Predictors — Page 2

these positions) are much more likely to respond to bevirimat treatment. In contrast, those patients whose virus has polymorphisms (variants) at these positions are less likely to respond to the drug.

The prospective study, an extension of Study 203, was a 14-day trial in 27 treatment-experienced and treatment-naïve patients and was conducted at multiple sites in the US. One dose was tested in all participants: 300mg of bevirimat liquid given once a day. Patients were screened at baseline for any Gag polymorphism at positions 369, 370 or 371 and divided into 3 cohorts – 9 treatment-naïve patients, 10 treatment-experienced patients without polymorphisms and 8 treatment-experienced patients with polymorphisms. All treatment-related adverse events observed were of mild intensity. The primary endpoint was viral load reduction at day 15.

Table: Prospective Study Week 2 viral load reduction (VLR) data

	Patients with Response Predictors	Patients without Response Predictors	Significance
	(No Polymorphisms at Gag codons 369, 370 or 371)	(Any Polymorphism at Gag codons 369, 370 or 371)
N	18	9	—

Mean Viral Load Reduction (log copies/mL)	-1.13	-0.59	p < 0.04

The frequency of Gag polymorphisms is variable, depending on the population tested. In one survey of an academic patient database in North America, no polymorphisms at Gag positions 369, 370, or 371 were observed in 60.2% of 567 treatment-naïve patients nor in 59.7% of 114 treatment-experienced patients. A 2007 publication from multiple HIV clinics in France demonstrated approximately 68.3% of samples from 82 protease inhibitor-experienced patients were free of these same Gag polymorphisms (Malet, et al, AIDS 2007, Vol 21, No 7:871-3). Pending regulatory concurrence, the Company believes that patients without these Gag polymorphisms should be ideal candidates for a Phase 3 bevirimat clinical study, as they would be expected to have an optimal treatment response.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 12 clinical studies with bevirimat in over 500 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical trials. The Company has completed a Phase 2b dose escalation study of bevirimat (Study 203) and determined the optimal dose range. The retrospective clinical data from Study 203 resulted in the discovery of the patient response predictors to bevirimat, which now has been confirmed in multiple laboratory analyses and the prospective study.

In addition to bevirimat, the Company has a second-generation program in HIV maturation inhibition and has selected a lead compound for preclinical development in its oral HIV fusion inhibitor program. The new understanding of the role of Gag polymorphisms in

Panacos Announces Results of Bevirimat Prospective Study, which Confirm Patient

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maturation inhibitor activity is unique to Panacos, and the Company is building a strong intellectual property position around its important discovery.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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